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                                                                     EXHIBIT 3.1

                            ARTICLES SUPPLEMENTARY

                                       OF

              SERIES B 8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                        IMPAC COMMERCIAL HOLDINGS, INC.

          Impac Commercial Holdings, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:  Pursuant to the authority granted to and vested in the Board of
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Directors of the Corporation (the "Board of Directors") in accordance with
Article VI of the charter of the Corporation, including these Articles Supplementary (the "Charter"), the Board of Directors adopted resolutions reclassifying 479,999 shares (the "Shares") of Preferred Stock (as defined in the Charter) as a separate series of stock, Series B 8.5% Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption set forth below. Upon any restatement of the Charter, the immediately following heading and Sections 1 through 10 of this Article FIRST shall become Section 6.10 of Article VI of the Charter with any necessary or appropriate changes to the enumeration or lettering of the sections or subsections hereof.

     Series B 8.5% Cumulative Convertible Preferred Stock
     ----------------------------------------------------

     Section 1. Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     "Act" shall mean the Securities Act of 1933, as amended.

     "affiliate" of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     "AMEX"  shall mean the American Stock Exchange.

     "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which outstanding shares of Common Stock shall be reclassified.

     "Constituent Person" shall have the meaning set forth in subsection (d) of
Section 8.

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     "Conversion Date" means the date on which a Series B Holder has delivered written notice to the Corporation that such Series B Holder elects to convert Series B Preferred Stock into Common Stock, together with the certificate evidencing such shares of Series B Preferred Stock.

     "Conversion Price" shall mean the conversion price per share of Common Stock at which shares of the Series B Preferred Stock is convertible into shares of Common Stock, as such Conversion Price may be adjusted pursuant to Section 8. The initial Conversion Price shall be $7.1274207 (equivalent to a conversion rate of 3.50758 shares of Common Stock for each share of Series B Preferred Stock).

     "Current Market Price" of publicly traded Common Stock or any other class of shares or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the AMEX or, if such security is not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any AMEX member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Corporation or the Board of Directors, which determination shall be final, conclusive and binding.

     "Distribution Payment Date" shall have the meaning set forth in Section 4.

     "Distribution Period" shall have the meaning set forth in Section 4.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall mean the fair market value as determined in good faith at the sole discretion of the Chief Executive Officer or the Board of Directors, which determination shall be final, conclusive and binding.

     "Issue Date" shall mean the first date on which Series B Preferred Stock is issued and sold.

     "Junior Shares" shall have the meaning set forth in Section 3.

     "Liquidation Preference" means $25.00 per share of Series B Preferred Stock, plus accumulated and unpaid distributions (whether or not earned or declared) thereon.

     "Management Agreement" shall mean that agreement, as may be amended from time to time, dated as of August 4, 1997, between the Corporation and RAI Advisor, LLC, which agreement is proposed to be assigned by RAI Advisors, LLC to Fortress Investment Group LLC or an affiliate of Fortress Investment Group LLC.

     "Non-Electing Share" shall have the meaning set forth in subsection (d) of
Section 8.

     "Ownership Limitation" means the limitation on ownership of the Corporation's shares (or deemed ownership by virtue of the attribution provisions of the Code) set forth in Article VII, Section 7.1 of the Charter.

     "Parity Shares" shall have the meaning set forth in Section 3.

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     "Person" shall mean an individual, corporation, partnership, estate, trust
(including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Exchange Act.

     "Preferred Stock" shall mean preferred stock, $.01 par value per share, of the Corporation.

     "Record Date" shall have the meaning set forth in Section 4.

     "Redemption Price" shall equal $25.00 per share of Series B Preferred Stock, plus dividends accumulated and unpaid to the redemption date (whether or not declared) without interest.

     "REIT" shall mean a real estate investment trust under Section 856 of the Code.

     "Series B Holder" means a holder of Series B Preferred Stock.

     "Series B Preferred Stock" shall mean the Corporation's Series B 8.5% Cumulative Convertible Preferred Stock, $.01 par value per share, liquidation preference $25.00 per share.

     "Series B Preferred Stock Redemption Date" shall have the meaning set forth in subsection (e) of Section 5.

     "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distributions by the Board of Directors, the allocation of funds to be paid on any class or series of shares; provided, however, that if any funds for any class or series of Junior Shares or any Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "Trading Day" shall mean any day on which the securities in question are traded on the AMEX, or if such securities are not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

     "Transaction" shall have the meaning set forth in subsection (d) of Section 8.

     "Transfer Agent" means Boston Equiserve, L.P., Boston, Massachusetts or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent for the Series B Preferred Stock.

     Section 2. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series B 8.5% Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 479,999. Such number of shares may be increased or decreased by resolution of the Board of Directors, subject to the terms of Section 7; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     Section 3. Ranking. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank pari

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passu with any other shares of preferred stock of the Corporation that the Board of Directors of the Corporation shall designate as ranking pari passu (the "Parity Shares"), and will rank senior to the Common Stock, the Series A Junior Participating Preferred Stock, $.01 par value per share, and any other class or series of shares of the Corporation that the Board of Directors has not designated as ranking senior to or pari passu with the Series B Preferred Stock (collectively, the "Junior Shares"). So long as any shares of Series B Preferred Stock are outstanding, the Corporation is prohibited from issuing any new shares of Preferred Stock which are not junior to the Convertible Preferred Stock as to the payment of dividends or amounts upon liquidation, dissolution and winding up.

     Section 4. Dividends and Distributions. Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of any funds legally available therefor cumulative cash dividends in an amount per share equal to $0.53125 per quarter (equal to a rate of 8.5% of the $25.00 liquidation preference (the "Liquidation Preference") per annum). Quarterly dividends on the Series B Preferred Stock are payable as authorized by the Board of Directors, or if not authorized, on the fourth Tuesday of January, April, July and October of each year, commencing on or about July 27, 1999 (each such day being hereinafter called a "Distribution Payment Date" and each calendar quarter immediately preceding a Distribution Payment Date being hereinafter called the "Distribution Period" corresponding to such Distribution Payment Date), with respect to each Distribution Period, to stockholders of record of the Series B Preferred Stock as they appear on the stock transfer records of the Corporation at the close of business on the dividend record dates authorized by the Board of Directors, or if none are authorized, on the second Friday of January, April, July and October (each, a "Record Date"). The amount of any distribution payable for the initial Distribution Period and for any other Distribution Period greater or less than a full calendar quarter shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Distributions on each share of Series B Preferred Stock shall accumulate from and including the date of original issuance thereof, whether or not (1) distributions on such shares are earned or declared or (2) on any Distribution Payment Date there shall be funds legally available for the payment of distributions. Distributions paid on the Series B Preferred Stock in an amount less than the total amount of such distributions at the time accumulated and payable on such shares shall be allocated pro rata on a per share basis among all such shares of Series B Preferred Stock at the time outstanding. Distributions on account of any arrearage for any past Distribution Periods may be declared and paid at any time, without reference to any regular distribution, as may be fixed by the Board of Directors.

     The amount of any distributions accumulated on any shares of Series B Preferred Stock at any Distribution Payment Date shall be the amount of any unpaid distributions accumulated thereon through and during such Distribution Period, to and including such Distribution Payment Date, whether or not earned or declared, and the amount of distributions accumulated on any shares of Series B Preferred Stock at any date other than a Distribution Payment Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Distribution Payment Date, whether or not earned or declared. Accumulated but unpaid distributions will not bear interest and the holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described herein.

     So long as any shares of Series B Preferred Stock are outstanding, no full distributions shall be declared or paid or set apart for payment on any other class or series of Parity Shares or Junior Shares for any period unless full cumulative distributions on the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment on the Series B Preferred Stock for all past distribution periods and the then current distribution period. If distributions are not paid in full, or not declared in full and a sum sufficient for such full payment is not set apart for payment thereof, upon the Series B Preferred Stock and any class or series of Parity Shares, no distributions may be paid on Junior Shares and all distributions declared upon Series B Preferred Stock and upon any other class or series of Parity Shares shall be paid or declared pro rata so that in all cases the amount of distributions paid or declared per share on the Series B Preferred Stock and Parity Shares shall bear to each other the same ratio that accumulated distributions per share, including distributions accumulated or in arrears, if any, on the Series B Preferred Stock and Parity Shares bear to each other. Except as provided in the preceding sentence, unless full

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cumulative distributions on the Series B Preferred Stock have been paid or declared and a sum sufficient for such full payment set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than distributions in shares of Common Stock or in any other Junior Shares) shall be declared or paid or set apart for payment or other distribution upon the Corporation's Common Stock, or, except as provided above, on any other Junior Shares or Parity Shares, nor shall any Common Stock or any other Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except in connection with a redemption or purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan, a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving the Corporation's compliance with
Section 856(a)(6) and 856(h) of the Code. Any distribution payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid distribution due with respect to such shares which remains payable. Holders of the Series B Preferred Stock shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of full accumulated distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B Preferred Stock that may be in arrears.

     Except as provided in these Articles Supplementary, the Series B Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

     Section 5.  Redemption.

     (a) Subject to subsection (c) of this Section 5, the Series B Preferred Stock shall be redeemable at the Redemption Price by the Corporation at any time commencing as of the Issue Date through the fifth anniversary from the Issue Date, if the closing sales price of the Common Stock, as reported by the principal stock exchange or over-the-counter trading market where the Common Stock is listed, averages in excess of 150% of the Conversion Price for a period of at least 20 consecutive Trading Days ending within 30 days prior to the notice of redemption, payable in cash.

     (b) The Shares are redeemable at any time at the Redemption Price if the Board of Directors deems it necessary to maintain the Corporation's compliance with Section 856(a)(6) and 856(h) of the Code, payable in cash.

     (c) On and after the fifth anniversary of the Issue Date of Series B Preferred Stock and upon giving of notice as provided below, the Series B Preferred Stock may be redeemed at the option of the Corporation, in whole or from time to time in part, at the Redemption Price, payable in cash.

     (d) If fewer than all of the outstanding shares of Series B Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the Board of Directors in its sole discretion. In the event that such redemption is to be by lot, if as a result of such redemption any holder of Series B Preferred Stock would own shares in excess of the Ownership Limitation, because such holder's shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except in certain instances including pursuant to Section 7.2.7 of Article 7 of the Charter, the Corporation may redeem the requisite number of shares of Series B Preferred Stock of such holder such that he will not own shares in excess of the Ownership Limitation subsequent to such redemption. In such case, a new certificate shall be issued representing any unredeemed Series B Preferred Stock without cost to the holder thereof.

     (e) Notice of any redemption will be given by mailing of a notice by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. The notice provided shall state the

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         Corporation's election to redeem such shares, stating (1) the date fixed for redemption thereof (the "Series B Preferred Stock Redemption Date"), (2) the Redemption Price, (3) the number of shares to be redeemed (and, if fewer than all the shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed from such holder), (4) the place(s) where the Series B Preferred Stock certificates are to be surrendered for payment, (5) that distributions on the Series B Preferred Stock will cease to accumulate on the Series B Preferred Stock Redemption Date, and (6) the date on which such holder's conversion rights as to the Series B Preferred Stock shall terminate in accordance with Section 8(a).

     (f) On or after the Series B Preferred Stock Redemption Date, each holder of Series B Preferred Stock to be redeemed must present and surrender his Series B Preferred Stock certificate(s) to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares will be paid to or on the order of the person whose name appears on such Series B Preferred Stock certificate(s) as the owner thereof and each such Series B Preferred Stock certificate(s) surrendered will be canceled. From and after the Series B Preferred Stock Redemption Date, all distributions on the Series B Preferred Stock designated for redemption will cease to accumulate and all rights of the holders thereof (including conversion rights), except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to the Series B Preferred Stock Redemption
         Date), will cease and terminate, and such shares will not thereafter be transferred (except with the consent of the Corporation) in the stock transfer records of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to the Series B Preferred Stock Redemption Date, may irrevocably deposit the Redemption Price of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the Series B Preferred Stock to be redeemed will (1) state the date of such deposit, (2) specify the office of such bank or trust company as the place of payment of the Redemption Price and (3) call upon such holders to surrender the Series B Preferred Stock certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Series B Preferred Stock Redemption Date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the Series B Preferred Stock Redemption Date will be returned by such bank or trust company to the Corporation.

     (g) The holders of Series B Preferred Stock at the close of business on a Record Date will be entitled to receive the distribution payable with respect to such Series B Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Record Date and the corresponding Distribution Payment Date or the Corporation's default in the payment of the distribution due. Except as provided above, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock which have been called for redemption.

         Any Common Stock issued upon redemption of the Series B Preferred Stock shall be validly issued, fully paid and nonassessable.

         The Series B Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.

     Section 6.  Liquidation Preference.

     (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any

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         payment or distribution shall be made on any Junior Shares, the amount of $25.00 per share of Series B Preferred Stock, plus accumulated and unpaid distributions (whether or not earned or declared) thereon.

     (b) After the payment to the holders of the Series B Preferred Stock of the full preferential amounts provided for in this Section 6, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

     (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the preference amounts payable with respect to the Series B Preferred Stock and any Parity Shares are not paid in full, no payment will be made to any holder of Junior Shares and the holders of the Series B Preferred Stock and of such Parity Shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts provided for in this Section 6 to which they are entitled.

     (d) None of (1) the sale or transfer of all or substantially all the property or business of the Corporation; (2) a statutory share exchange by the Corporation; or (3) the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

     (e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of the Corporation or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Preferred Stock will not be added to the Corporation's total liabilities.

     Section 7.  Voting Rights.

     Except as provided below, the holders of the Series B Preferred Stock shall not be entitled to vote at any meeting of the stockholders for any purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

      (a) In any matter in which the holders of Series B Preferred Stock are entitled to vote (as expressly provided herein), including any action by written consent, each share of Series B Preferred Stock shall be entitled to one vote (except as described in subparagraph (b)).

      (b) In the event that (1) the Management Agreement with Fortress is terminated without cause (as defined therein) or (2) the Corporation fails to pay two consecutive dividend payments on the Series B Preferred Stock, or fails to pay an aggregate of six dividend payments on the Series B Preferred Stock, whether or not consecutive, the Series B Preferred Stock shall vote with the Common Stock on all matters submitted to a vote of holders of Common Stock, with the Series B Preferred Stock and Common Stock voting together as a single class and with each share of the Series B Preferred Stock being entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible as of the record date for any stockholders meeting at which it is entitled to be voted as a result of this subparagraph (b). The Series B Preferred Stock shall also vote together as a class with the Common Stock on any proposal for the Corporation to merge with or into, or consolidate with, one or more other entities, sell all or substantially all of the assets of the Corporation, or participate in a share exchange or any other extraordinary transaction, with each share of Series B Preferred Stock entitled to the number of votes equal to the number of shares of Common Stock into which it

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          is convertible as of the record date for the stockholder meeting at which such proposal will be submitted.

     (c) Notwithstanding the foregoing, as long as any Series B Preferred Stock remains outstanding, in addition to any other vote or consent required by law or the Charter, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (1) authorize or create any class or series of shares ranking on a parity with or senior to the Series B Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (2) amend or alter the rights and preferences in these Articles Supplementary of the Series B Preferred Stock; (3) increase the authorized number of shares of Common Stock; (4) issue convertible securities having a conversion price less than the then current Conversion Price of the Series B Preferred Stock; or (5) amend, alter or repeal the provisions of the Corporation's Bylaws, or Charter in connection with any merger or consolidation, or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (as determined by the Board of Directors in good faith); provided, however, with respect to the occurrence of any of the Events set forth in (5) above, so long as the Series B Preferred Stock (or shares into which the Series B Preferred Stock have been converted in any successor entity to the Corporation) remains outstanding and immediately after an Event, there are outstanding no shares and no securities convertible into shares of any class of stock ranking as to distribution rights or liquidation preference senior to or on parity with the Series B Preferred Stock or, if the Corporation is not the surviving entity, is converted into a security with substantially identical rights, preferences, privileges and voting power and immediately after an Event, there are outstanding no shares and no securities convertible into shares of any class of stock ranking as to distribution rights or liquidation preference senior to or on parity with such substantial identical security, then the occurrence of any such Event shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting power of the Series B Preferred Stock; and provided further that (x) any increase in the amount of the authorized Preferred Stock or the designation or issuance of any additional Series B Preferred Stock, or (y) any increase in the amount of authorized Series B Preferred Stock or any other Preferred Stock of any other series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption and sufficient funds to effect such redemption shall have been deposited in accordance with Section 5.

     Section 8.  Conversion.

     Holders of Series B Preferred Stock shall have the right to convert all of such shares into Common Stock at one time, as follows:

     (a) Subject to and upon compliance with the provisions of this Section 8, a holder of Series B Preferred Stock shall have the right, at its option, at any time to convert such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Liquidation Preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of subsection (b) of this Section 8) by surrendering such shares to be

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          converted, such surrender to be made in the manner provided in subsection (b) of this Section 8; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Series B Preferred Stock Redemption Date fixed for such redemption, unless the Corporation shall default in making payment of any amounts payable upon such redemption under Section 5 hereof.

     (b) In order to exercise the conversion right, the holder of Series B Preferred Stock to be converted shall surrender the certificate evidencing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series B Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized agent and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

          Holders of Series B Preferred Stock at the close of business on a Record Date shall be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such Record Date and prior to such Distribution Payment Date. However, Series B Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Series B Preferred Stock Redemption Date during such period or coinciding with such Distribution Payment Date, such Series B Preferred Stock being entitled to such distribution on the Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of Series B Preferred Stock on a Record Date who (or whose transferee) tenders any such shares for conversion into Common Stock on such Distribution Payment Date will receive the distribution payable by the Corporation on such Series B Preferred Stock on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of Series B Preferred Stock for conversion. The Corporation shall make further payment or allowance for, and a converting holder shall be entitled to, unpaid distributions in arrears (excluding the then-current quarter) on converted shares and for distributions on the Common Stock issued upon such conversion.

          As promptly as practicable after the surrender of certificates representing Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates representing the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 8, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in subsection (c) of this
          Section 8. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing Series B Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates representing Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the opening of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificates representing Series B Preferred Stock have been surrendered and such notice received by the Corporation.

     (c) No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series B Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of whole shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

     (d) The Conversion Price of the securities into which the Series B Preferred Stock is convertible shall be adjusted from time to time as follows:

          (1) if the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (1) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (2) failed to exercise his or her rights of election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a "Non-Electing Share") (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection
               (d), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (d) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series B Preferred Stock. The provisions of this subsection (d) shall similarly apply to successive Transactions.

          (2) if the Corporation shall at any time or from time to time after the initial issuance of the Series B Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the initial issuance of the Series B Preferred Stock reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection
               (d)(2) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (3) if the Corporation at any time or from time to time after the initial issuance of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock or other securities entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series B Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series B Preferred Stock then in effect by a fraction:

               (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

               (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series B Preferred Stock shall be adjusted pursuant to this subsection (d)(3)(b) as of the time of actual payment of such dividends or distributions.

          (4) if the Corporation at any time or from time to time after the initial issuance of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities of any other entity (including a subsidiary of the Corporation) or other property, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation or such other entity or other property that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 8 with respect to the rights of the holders of the Series B Preferred Stock.

          (5) If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this
               Section 8), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (6) (a) If and whenever on or after the original date of issuance of shares of Series B Preferred Stock the Corporation issues or sells, or in accordance with subparagraph (b) of this subsection (d)(6) is deemed to have issued or sold, any Junior Shares for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then forthwith upon such issuance or sale the Conversion Price will be reduced to an amount determined by dividing (i) the sum of (A) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance or sale, plus
                    (B) the consideration, if any, received by the Corporation upon such issuance or sale, by (ii) the number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance or sale.

               (b) For purposes of determining the adjusted Conversion Price under subparagraph (a) of this subsection (d)(6), the following will be applicable:

                    (i) If the Corporation in any manner grants any rights or options to subscribe for or to purchase Junior Shares or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of Junior Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this subparagraph (b), the "price per share for which Junior Shares are issuable" will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of Junior Shares issuable upon the exercise of Options or upon the conversion or exchange of all such Convertible

                         Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such options or when Junior Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (ii) If the Corporation in any manner issues or sells any
                         Convertible Securities and the price per share for which Junior Shares are issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of Junior Shares issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of this paragraph, the "price per share for which Junior Shares are issuable" will be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of Junior Shares issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Junior Shares are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 8, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

                   (iii) If the purchase price provided for in any Options,
                         the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Junior Shares change at any time, the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment will not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of shares of Series B Preferred Stock.

                    (iv) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                    (v) If any Junior Shares, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. In case any Junior Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Current Market Price thereof as of the date of receipt. If any Junior Share, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Junior Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined in good faith by the Board of Directors of the Corporation.

                    (vi) In case any Option is issued in connection with the
                         issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued without consideration.

                    (vii) The number of Junior Shares outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary, and the disposition of any shares so owned or held will be considered an issuance or sale of Junior Shares.

                    (viii) If the Corporation takes a record of the holders
                         of Junior Shares (or any class thereof) for the purpose of entitling them (A) to receive a dividend or other distribution payable in Junior Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Junior Shares, Options or Convertible Securities, then for purposes of this Section 8 such record date will be deemed to be the date of the issuance or sale of the shares of Junior Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                    (ix) Anything herein to the contrary notwithstanding, no
                         adjustment will be made to the Conversion Price by reason of (A) the issuance of securities of the Corporation upon conversion of shares of Series B Preferred Stock, and (B) the issuance of any shares of the Corporation's capital stock to employees, officers, directors and consultants of the Corporation directly pursuant to options and warrants (or pursuant to stock purchase or option plans) granted to such persons upon the approval of the Board of Directors of the Corporation, (C) the issuance of any shares of the Corporation's capital stock pursuant to any employee plan, and (D) any issuances pursuant to any of the Corporation's dividend reinvestment plans.

          (7) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (d)(7) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 8 (other than this subsection (d)(7)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this subsection (d), the Corporation shall not be required to make any adjustment to the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward),as the case may be.

     (e)  If:

          (1) there shall be any reclassifications of the Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entity and for which approval of any stockholder of the Corporation is required; or

          (2) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series B Preferred Stock at their addresses as shown on the stock transfer records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 8.

     (f) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series B Preferred Stock at such holder's last address as shown on the share records of the Corporation.

     (g) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 8, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

     (h) If the Corporation shall take any action affecting the Common Stock, other than an action described in this Section 8, that would materially and adversely affect the conversion rights of the holders of the Series B Preferred Stock, the Conversion Price for the Series B Preferred Stock may be reduced, to the extent permitted by law, in such manner, and at such time, as the Board of Directors, in its reasonable discretion, based in part upon advice of independent financial and legal advisors, may determine in good faith to be equitable in the circumstances.

     (i) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series B Preferred Stock not theretofore converted. For purposes of this subsection (i), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

          Any Common Stock issued upon conversion or redemption of, or as a distribution in respect of, the Series B Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series B Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Stock at such adjusted Conversion Price.

     (j) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series B Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.


     Section 9.  Ownership and Transfer Limitations.

     (a) REIT-Related Restrictions. The Ownership and transfer of the Series B Preferred Stock shall be restricted as provided in the Charter.

     SECOND:  The Shares have been reclassified by the Board of Directors
     ------
pursuant to Article VI of the Charter.

     THIRD:  These Articles Supplementary have been approved by the Board of
     -----
Directors in the manner and by the vote required by law.

     FOURTH:  The undersigned Secretary of the Corporation acknowledges these
     ------
Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 4 day of May, 1999.


ATTEST:


 /s/ Ronald Morrison                  By:  /s/ William Ashmore           (SEAL)
--------------------------------          ------------------------------
Ronald Morrison                           William Ashmore
Secretary                                 Executive Vice President